Exhibit 99

Media Contact:

Tim Sommer

(314) 578-7672

timothy.sommer@graybar.com

Graybar Announces Leadership Changes

Scott Clifford to Retire; David Meyer named SVP and Chief Financial Officer

ST. LOUIS, January 12, 2022 – Graybar, a leading distributor of electrical, communications and data networking products and provider of related supply chain management and logistics services, announced today that Senior Vice President and Chief Financial Officer Scott Clifford will retire on June 1, 2022, after 28 years with the company. Clifford is a member of the company’s Board of Directors and serves on several board committees. Upon his retirement, he will step down from Graybar’s Board of Directors and his committee responsibilities.

Graybar also announced that David Meyer has been appointed to the position of Senior Vice President and Chief Financial Officer, effective April 1, 2022. Meyer was recently named Vice President – North American Subsidiaries, following six years as Graybar’s Vice President and Chief Information Officer. To facilitate a seamless transition, Clifford will remain with the company from April 1 until his retirement.

“On behalf of Graybar's employees, shareholders and Board of Directors, I thank Scott Clifford for his many contributions to the company and wish him all the best in his retirement," said Kathleen M. Mazzarella, Graybar's chairman, president and chief executive officer. "I also congratulate Dave Meyer on his promotion. Dave has proven himself as a highly effective leader, and I look forward to working with him as he takes on his new responsibilities.”

Graybar, a Fortune 500 corporation and one of the largest employee-owned companies in North America, is a leader in the distribution of high quality electrical, communications and data networking products, and specializes in related supply chain management and logistics services. Through its network of more than 300 North American distribution facilities, it stocks and sells products from thousands of manufacturers, helping its customers power, network and secure their facilities with speed, intelligence and efficiency. For more information, visit www.graybar.com or call 1-800-GRAYBAR.

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